                                                                      Exhibit 99

[SOUTHWEST BANCORP, INC. LOGO]


                            SOUTHWEST BANCORP, INC.
                   ANNOUNCES PLANNED OFFERING OF COMMON STOCK


CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230
RELEASE DATE:     JANUARY 26, 2005


         January 26, 2005, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National") and SNB Bank of Wichita ("SNB Wichita"), announced today a planned public offering of common stock.

         The amount of the offering has not yet been established, but is expected to range from $40 million to $50 million.

         The proceeds of the offering by the Company would be used to support growth, to increase the capital position of the Company and its bank subsidiaries, and for other corporate purposes.

         Shares sold by the Company would be newly issued. The offering would be done pursuant to a firm underwriting commitment. The Company expects to file a Registration Statement with the Securities and Exchange Commission for this proposed offering and to complete the offering within the first half of 2005.

            The securities described herein may not be sold other than by means of a prospectus, nor may offers to buy be accepted prior to the time the Registration Statement containing such a prospectus becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                                     # # #